Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated February 27, 2025, except for Note 9 to which the date is April 9, 2025, Note 10 to which the date is April 30, 2025 and Note 11 to which the date is May 20, 2025 with respect to the financial statements of Pelican Acquisition Corporation included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ MARCUM LLP

Morristown, NJ

February 9, 2026